                                                                     EXHIBIT 5.1




 ROBERT C. SCHWARTZ                                E-Mail: rschwartz@sgrlaw.com
Direct Dial: (404) 815-3758                          Direct Fax: (404) 685-7058



                                January 14, 2004

Board of Directors
First National Bankshares of Florida, Inc.
2150 Goodlette Road North
Naples, Florida 34102

         RE:    First National Bankshares of Florida, Inc.
                Registration Statement on Form S-8
                7,464,146 Shares of Common Stock
                2003 Incentive Plan and
                Directors' Stock Option Plan

Ladies and Gentlemen:

     We have acted as counsel for First National Bankshares of Florida, Inc. (the "Company") in connection with the registration of an aggregate of 7,464,146 shares of its $.01 par value Common Stock (the "Shares"), consisting of 7,064,146 such Shares reserved for issuance under the Company's 2003 Incentive Plan and 400,000 of such Shares reserved for issuance under the Directors' Stock Option Plan (collectively, the "Plans"), pursuant to a Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), covering the Shares.

     In connection therewith, we have examined the following:

               (1) The Articles of Incorporation of the Company, certified by the Secretary of State of the State of Florida;

               (2) The Bylaws of the Company, certified as complete and correct by the Secretary of the Company;

Board of Directors
First National Bankshares of Florida, Inc.
January 14, 2004
Page 2


                (3) Resolutions of the Board of Directors of the Company adopting each of the Plans, certified by the Secretary of the Company;

                (4) Certificate of Status with respect to the Company, issued by the Secretary of State of the State of Florida;

               (5) A certificate of the Chief Financial Officer of the Company certifying the number of shares of common stock of the Company underlying options issued by the Company pursuant to the terms of the Employee Benefits Agreement, dated January 1, 2004 between the Company and F.N.B. Corporation (the "Benefits Agreement");

               (6)  The Benefits Agreement;

               (7) A certificate of an authorized representative of the Company's transfer agent with respect to the number of shares of the Company's Common Stock outstanding as of the date hereof; and

               (8) The Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission pursuant to the Act (the "Registration Statement").

     Based upon such examination and upon examination of such other instruments and records as we have deemed necessary, we are of the opinion that the 7,464,146 Shares covered by the Registration Statement have been legally authorized by the Company and, when issued and sold in accordance with the terms of the respective Plans as described in the Registration Statement, will be validly issued, fully paid and nonassessable.

         We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission thereunder.


                                Sincerely,

                                SMITH, GAMBRELL & RUSSELL, LLP

                                /s/ Robert C. Schwartz

                                Robert C. Schwartz